SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 11, 2010
(Date of Earliest Event Reported)

AMERICAN INTERNATIONAL INDUSTRIES, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada	1-33640	88-0326480
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Cien Street, Suite 235, Kemah, TX		77565-3077
(Address of Principal Executive Offices)		(ZIP Code)

 Registrant's Telephone Number, Including Area Code: (281) 334-9479

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On February 11, 2010, the legal proceeding of American International Industries, Inc. (“American”) v. William Botts was mediated and the parties arrived at a settlement, which was set out in a “Rule 11 Settlement Agreement.” This agreement was a “bare bones settlement agreement,” which was subject to a final, more comprehensive agreement to be signed by all parties. The February 11, 2010 Rule 11 Agreement provided for a payment by American of $1,000,000 on or before February 11, 2010, and the execution of a note on or before February 25, 2010 for $500,000 payable over a period of one year with 5% interest per annum.  Botts’ attorneys undertook the responsibility of preparing the final Settlement Agreement and Promissory Note.

Botts’ attorneys delivered a Promissory Note to American which failed to include the terms of the February 11, 2010 Rule 11 Agreement. The Promissory Note contained conditions and requirements not in compliance with the Rule 11 Agreement, including, among others, a requirement that American put up $600,000 in collateral for the $500,000 note and that Daniel Dror, American’s CEO and President, personally guarantee the note. At no time prior to the performance date of February 25, 2010, did Botts’ attorneys prepare and deliver to American’s counsel a note in compliance with the Rule 11 Agreement. As a result, it is American’s position that the Rule 11 Agreement was either repudiated by Botts or materially breached by Botts before American could perform, thereby excusing any performance by American.

The judge in the case ordered another mediation which took place on Thursday, April 22, 2010, at which mediation the parties could not reach an agreement. Both American’s and Botts’ attorneys previously filed motions for summary judgment with respect to the merits of the lawsuit brought by American. A new trial date has been set by the Judge for June 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ Daniel Dror, CEO, President and Chairman

By: /s/ Sherry L. Couturier, CFO

Date: April 23, 2010